  Exhibit 10.1

Amendment # 3

First Community Bancshares, Inc. and Affiliates

Executive Retention Plan

This Amendment to the First Community Bancshares, Inc. and Affiliates Executive Retention Plan as amended and restated effective January 1, 2005 (hereafter referred to as the “Plan”), by First Community Bancshares, Inc., a Nevada corporation (hereafter referred to as the “Corporation” or the “Employer”) is made effective May 24, 2016.

WITNESSETH

WHEREAS, the Employer previously adopted the Plan to provide nonqualified benefits to a select group of management and highly compensated employees; and

WHEREAS, the Employer desires to amend the Plan to require the Employer to “cash-out” participants upon termination of employment if the lump sum present value of the participant’s benefit is no greater than a de minimis amount as permitted by the final regulations under Code Section 409A.

NOW, THEREFORE, the Plan is hereby amended as follows:

A new Section 9.5 is added as follows:

9.5	Cash Out of De Minimis Benefit Upon Termination (Separation from Service)

Notwithstanding anything in this Plan to the contrary, if the Actuarially Equivalent lump sum present value of a Participant’s benefit is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) (as indexed by the IRS) at the time of his termination (Separation from Service), the Employer shall cash out the Participant by making a lump sum payment to the Participant in the amount of the Actuarially Equivalent lump sum present value of the benefit.

If the Participant is a Specified Employee, the payment under this Section 9.5 will not be made until the first day of the month next following 6 months after the Participant’s Separation from Service. If the Participant is not a Specified Employee, the payment under this Section 9.5 will be made as soon as administratively feasible following the Participant’s Separation from Service.

This Amendment is adopted on this 24th day of May, 2016, to be effective January 1, 2016.

First Community Bancshares, Inc.

By: